Exhibit 99

Contacts:

Media	Investor Relations
Stacey Jones	Mark Macaluso
(980) 378-6258	(704) 627-6118
stacey.jones@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL REPORTS FIRST QUARTER RESULTS AND REAFFIRMS 2026 OUTLOOK;
ANNOUNCES SALE OF WAREHOUSE AND WORKFLOW SOLUTIONS

•Orders Up 7% Leading to ~$38 Billion Backlog
•Sales of $9.1 Billion, Reported and Organic1 Sales Up 2%
•Operating Margin of 16.1% and Segment Margin1 of 23.3%
•Earnings Per Share (EPS) of $1.29, Down (35%) and Adjusted EPS1 of $2.45, Up 11%
•Honeywell Aerospace Spin-off Planned for Third Quarter (June 29, 2026)

CHARLOTTE, N.C., April 23, 2026 -- Honeywell (NASDAQ: HON) today announced results for the first quarter and also announced an agreement to sell its Warehouse and Workflow Solutions (WWS) business in an all-cash transaction to American Industrial Partners. This transaction and the previously announced sale of Productivity Solutions and Services (PSS) are both expected to close in the second half of 2026. The company today also updated the expected timing for the spin-off of Honeywell Aerospace to June 29, 2026, subject to final approval by Honeywell's Board of Directors and other customary conditions.
First-quarter reported and organic1 sales grew 2% driven primarily by pricing actions and new product introductions. Orders grew 7% organically fueled by strong demand in Building and Industrial Automation. As a result, backlog was up 2% sequentially to $38.3 billion.
Operating income decreased 14% and segment profit1 increased 6% to $2.1 billion with growth in all four segments. Operating margin contracted 320 basis points to 16.1% due to an impairment charge related to the PSS and WWS assets held for sale, and higher repositioning and divestiture-related costs. Excluding these and other items, segment margin1 expanded 90 basis points to 23.3%, driven by higher pricing and earlier-than-anticipated removal of stranded costs related to the planned spin-off of Honeywell Aerospace, which more than offset higher cost inflation.
EPS for the first quarter of $1.29 was down 35% year over year due to charges related to debt restructuring, impairment of assets held for sale, repositioning, and other separation-related items. Excluding these items, adjusted earnings per share1 was up 11% to $2.45 primarily driven by segment profit growth and lower weighted-average share count.
Finally, operating cash flow of ($0.7) billion declined year over year due to higher spin-off and separation-related cost payments and a payment for the settlement of Flexjet-related litigation matters. Free cash flow1,4 of $0.1 billion was down year over year primarily due to the timing of collections, stemming partially from the Middle East conflict.

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Honeywell Q1’26 Results - 2

Table 1: Summary of Honeywell Financial Results
(Dollars in millions, except per share amounts)

	1Q 2026	1Q 2025	Change
Sales	$9,143	$8,925	2%
Organic[1] Growth			2%
Operating Income	$1,474	$1,721	(14%)
Operating Income Margin	16.1%	19.3%	(320 bps)
Segment Profit[1]	$2,129	$2,002	6%
Segment Margin[1]	23.3%	22.4%	90 bps
Earnings Per Share - Continuing Operations	$1.29	$1.97	(35%)
Adjusted Earnings Per Share[1]	$2.45	$2.21	11%
Cash Flow from Operations - Continuing Operations	($650)	$378	(272%)
Free Cash Flow[1,4]	$56	$191	(71%)

Management Commentary
"Honeywell delivered a strong start to the year while navigating a challenging geopolitical environment. Orders were up 7% with growth in all segments, pushing backlog to over $38 billion, led by buildings and industrial automation. Through our relentless focus on productivity and execution, we generated 90 basis points of segment margin expansion. This profitable growth, coupled with an acceleration in stranded costs takeout, drove 11% adjusted earnings growth, overcoming the impacts of rising inflation and the disruption in the Middle East. This is a testament to the resiliency of the Honeywell portfolio," said Vimal Kapur, chairman and chief executive officer of Honeywell.
"This quarter, we took the final steps to conclude our multi-year portfolio transformation with our announcements to sell Productivity Solutions and Services and Warehouse and Workflow Solutions, both of which are expected to close in the second half of 2026. Further, the Honeywell Aerospace spin-off is now expected to be completed in the third quarter on June 29. All of the acquisitions, divestitures, spin-offs and simplification efforts over the last several years have positioned both aerospace and automation for bright futures as independent, leading companies, and we look forward to sharing more at the upcoming investor days in June," Kapur concluded.

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Honeywell Q1’26 Results - 3

Table 2: Summary of Segment Financial Results
(Dollars in millions)

AEROSPACE TECHNOLOGIES	1Q 2026	1Q 2025	Change
Sales	$4,322	$4,172	4%
Organic[1] Growth			3%
Segment Profit	$1,144	$1,099	4%
Segment Margin	26.5%	26.3%	20 bps
BUILDING AUTOMATION
Sales	$1,882	$1,692	11%
Organic[1] Growth			8%
Segment Profit	$496	$440	13%
Segment Margin	26.4%	26.0%	40 bps
PROCESS AUTOMATION AND TECHNOLOGY
Sales	$1,513	$1,445	5%
Organic[1] Growth			(6%)
Segment Profit	$359	$313	15%
Segment Margin	23.7%	21.7%	200 bps
INDUSTRIAL AUTOMATION
Sales	$1,421	$1,597	(11%)
Organic[1] Growth			1%
Segment Profit	$241	$230	5%
Segment Margin	17.0%	14.4%	260 bps

Aerospace Technologies sales for the first quarter grew 3% organically1 year over year. Orders increased 6% compared to the previous year, with a book-to-bill of 1.1x, reflecting the continued elevated demand environment. Electronic solutions delivered strong double-digit growth in the quarter as shipment volumes better aligned to customer build schedules. Temporary mechanical supply chain disruptions pressured output growth across the segment, limiting sales growth in engines and power systems and control systems. Defense and space sales grew 4% driven by expanding global demand amid escalating geopolitical conflict. Commercial original equipment increased 3% as customer order patterns aligned to build schedules. Commercial aftermarket sales grew 3% with ongoing demand strength across the installed base. Segment margin expanded 20 basis points from the prior year to 26.5% as commercial excellence, productivity, and favorable mix were partially offset by cost inflation.
Building Automation sales grew 8% organically1 year over year. By business model, building solutions grew 8% driven by strength in services, and building products grew 8% highlighted by double-digit growth in the fire business, particularly in North America. Orders increased 9% led by growth in data center and hospitality verticals. Segment margin expanded 40 basis points to 26.4%, supported by commercial excellence and volume leverage, partially offset by cost inflation.
Process Automation and Technology sales decreased 6% organically1 year over year, driven by declines in aftermarket, which was down 10% due to delays in refining catalyst shipments and automation service upgrades. Projects sales were flat organically, as double-digit growth in LNG was offset by delays in process automation. PA&T saw an overall slowdown in activity in the Middle East stemming from the conflict which caused a transitory impact on revenue in the quarter. Despite this, orders were up 3% driven by double-digit growth in process technology. Segment margin expanded 200 basis points to 23.7%, driven primarily by productivity actions, partially offset by cost inflation.
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Honeywell Q1’26 Results - 4

Industrial Automation sales grew 1% year over year on an organic1 basis. Solutions grew 7% driven by project timing and aftermarket demand in warehouse and workflow solutions and strong services demand in measurement. Products declined 1% driven by productivity solutions and services, partially offset by continued momentum in sensing. Segment margin expanded 260 basis points year over year to 17.0% driven by commercial excellence and productivity actions, partially offset by cost inflation.

Table 3: Full-Year 2026 Guidance1

	Previous Guidance	Current Guidance
Sales	$38.8B - $39.8B	$38.8B - $39.8B
Organic Growth	3% - 6%	3% - 6%
Segment Margin[2]	22.7% - 23.1%	22.7% - 23.1%
Expansion[5]	Up 20 - 60 bps	Up 20 - 60 bps
Adjusted Earnings Per Share[2,3]	$10.35 - $10.65	$10.35 - $10.65
Adjusted Earnings Growth[3]	6% - 9%	6% - 9%
Operating Cash Flow	$4.7B - $5.0B	$4.4B - $4.7B
Free Cash Flow[4]	$5.3B - $5.6B	$5.3B - $5.6B
Free Cash Flow Growth[4]	4% - 10%	4% - 10%

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin and adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

4
With respect to historical periods, free cash flow adjusts for capital expenditures, spin-off and separation-related cost payments, Resideo indemnification and reimbursement agreement termination payment, cash payment for settlement of the divestiture of asbestos liabilities, and cash payment for settlement of Flexjet-related litigation matters. With respect to the company’s outlook for 2026, free cash flow adjusts for capital expenditures, spin-off and separation-related cost payments, and cash payment for settlement of Flexjet-related litigation matters.

5	Segment margin expansion as compared to adjusted segment margin in 2025.

2026 Outlook
The company is maintaining its full-year outlook after a strong first quarter despite the uncertainty stemming from the Middle East conflict. We continue to expect full-year sales of $38.8 billion to $39.8 billion with organic1 sales growth of 3% to 6%; segment margin2 in the range of 22.7% to 23.1%, with segment margin2,5 expansion of 20 to 60 basis points year over year; and adjusted earnings per share2,3 in the range of $10.35 to $10.65, up 6% to 9%. Operating cash flow is now expected to be in the range of $4.4 billion to $4.7 billion, while free cash flow1,4 expectations are unchanged at $5.3 billion to $5.6 billion.

Sale of Warehouse and Workflow Solutions Business
Honeywell announced today that it has agreed to sell its Warehouse and Workflow Solutions (WWS) business to American Industrial Partners (AIP), an operationally focused private equity firm that invests in quality industrial businesses with strong management teams. The transaction is expected to be completed in the second half of 2026 and is subject to customary closing conditions. Terms of the transaction were not disclosed.
This concludes Honeywell’s review of strategic alternatives for the WWS business, which operates commercially under the Intelligrated and Transnorm brands. WWS, which generated approximately $935 million in revenue in 2025, is a leading provider of supply chain and warehouse automation projects, services and products – including automated sortation systems, palletizers, conveyors and robotics solutions as well as aftermarket services
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Honeywell Q1’26 Results - 5

and software. WWS will build on AIP’s existing investment in Trew, creating a complementary and differentiated platform to better serve customers across a wide range of industries.
As part of the same strategic review, Honeywell also announced on April 20 that it has agreed to sell its Productivity Solutions and Services business to Brady Corporation.

Upcoming Investor Day Details
The company earlier announced dates for its upcoming investor days ahead of the planned separation of Honeywell Aerospace, now expected to be completed in the third quarter on June 29, 2026. Honeywell Aerospace, which will trade on the Nasdaq under the ticker "HONA", will host a live webcast of its inaugural investor conference in Phoenix, Arizona on Wednesday, June 3, 2026. Honeywell will then host a live video webcast of its 2026 investor conference in New York City on Thursday, June 11, 2026 for the automation business. Both events will feature presentations and Q&A panels with the respective management teams. Real-time webcasts of the presentations can be accessed at www.honeywell.com/investor, where related materials will be posted following presentations and a replay of the webcasts will be available for 30 days following the presentations.

Conference Call Details
Honeywell will discuss its first-quarter results and full-year 2026 guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

About Honeywell
Honeywell is an integrated operating company serving a broad range of industries and geographies around the world, with a portfolio that is underpinned by our Honeywell Accelerator operating system and Honeywell Forge platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations for aerospace, building automation, industrial automation, process automation, and process technology, that help make the world smarter and safer as well as more secure and sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Additional Information
Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
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Forward Looking Statements
We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including statements related to the proposed separation of Honeywell from Honeywell Aerospace and the planned sales of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. Forward-looking statements are those that address activities, events, or developments that we or our management intend, expect, project, believe, or anticipate will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control, including Honeywell's current expectations, estimates, and projections regarding the proposed separation of Honeywell from Honeywell Aerospace and the planned sales of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. They are not guarantees of future performance, and actual results, developments, and business decisions may differ significantly from those envisaged by our forward-looking statements, including the proposed separation of Honeywell from Honeywell Aerospace and the planned sales of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses, and the anticipated benefits of each. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as changes in or application of trade and tax laws and policies, including the impacts of tariffs and other trade barriers and restrictions, lower GDP growth or recession in the U.S. or globally, supply chain disruptions, capital markets volatility, inflation, and certain regional conflicts, including ongoing conflicts in the Middle East, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K, and our other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.
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Honeywell Q1’26 Results - 7

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Product sales	$5,867	$5,807
Service sales	3,276	3,118
Net sales	9,143	8,925
Costs, expenses and other
Cost of products sold	3,863	3,723
Cost of services sold	1,741	1,740
Total Cost of products and services sold	5,604	5,463
Research and development expenses	492	416
Selling, general and administrative expenses	1,310	1,310
Impairment of assets held for sale	263	15
Loss on debt extinguishment	239	—
Other (income) expense	(7)	(229)
Interest and other financial charges	356	285
Total costs, expenses and other	8,257	7,260
Income from continuing operations before taxes	886	1,665
Tax expense	91	369
Net income from continuing operations	795	1,296
Net income from discontinued operations	—	171
Net income	795	1,467
Less: Net (loss) income attributable to noncontrolling interest	(26)	18
Net income attributable to Honeywell	$821	$1,449
Earnings per share of common stock—basic:
Earnings per share of common stock from continuing operations—basic	$1.29	$1.99
Earnings per share of common stock from discontinued operations—basic	—	0.25
Total earnings per share of common stock—basic	$1.29	$2.24
Earnings per share of common stock—assuming dilution:
Earnings per share of common stock from continuing operations—assuming dilution	$1.29	$1.97
Earnings per share of common stock from discontinued operations—assuming dilution	—	0.25
Total earnings per share of common stock—assuming dilution	$1.29	$2.22
Weighted average number of shares outstanding - basic	634.7	648.2
Weighted average number of shares outstanding - assuming dilution	638.4	651.7

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Honeywell Q1’26 Results - 8

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
Net sales	2026	2025
Aerospace Technologies	$4,322	$4,172
Building Automation	1,882	1,692
Process Automation and Technology	1,513	1,445
Industrial Automation	1,421	1,597
Corporate and All Other	5	19
Total Net sales	$9,143	$8,925

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended March 31,
Segment profit	2026	2025
Aerospace Technologies	$1,144	$1,099
Building Automation	496	440
Process Automation and Technology	359	313
Industrial Automation	241	230
Corporate and All Other	(111)	(80)
Total Segment profit	2,129	2,002
Interest and other financial charges	(356)	(285)
Interest income[1]	90	91
Amortization of acquisition-related intangibles[2]	(153)	(135)
Impairment of assets held for sale	(263)	(15)
Stock compensation expense[3]	(57)	(59)
Pension ongoing income[4]	164	126
Pension mark-to-market expense[4]	—	14
Other postretirement income[4]	2	4
Repositioning and other gains (charges)[5,6]	(68)	(43)
Loss on debt extinguishment	(239)	—
Divestiture-related costs[7]	(314)	(11)
Other expense[8]	(49)	(24)
Income before taxes	$886	$1,665

1	Amounts included in Other (income) expense.
2	Amounts included in Cost of products and services sold.
3	Amounts included in Selling, general and administrative expenses.
4	Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component), and Other (income) expense (non-service cost component).
5	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
6	Includes repositioning, asbestos, and environmental gains (expenses).
7	Amounts included in Selling, general and administrative expenses and Other (income) expense.
8
Amounts include the other components of Selling, general and administrative expenses and Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell Q1’26 Results - 9

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$11,977	$12,487
Short-term investments	413	443
Accounts receivable, less allowances of $165 and $202, respectively	8,062	7,621
Inventories	6,369	6,162
Assets held for sale	2,377	2,492
Other current assets	1,392	1,182
Total current assets	30,590	30,387
Investments and long-term receivables	1,414	1,404
Property, plant and equipment—net	4,664	4,629
Goodwill	21,079	21,079
Other intangible assets—net	6,562	6,736
Deferred income taxes	199	199
Other assets	9,480	9,247
Total assets	$73,988	$73,681
LIABILITIES
Current liabilities
Accounts payable	$6,026	$6,315
Commercial paper and other short-term borrowings	4,630	5,893
Current maturities of long-term debt	3,099	1,546
Accrued liabilities	7,112	8,462
Liabilities held for sale	1,218	1,198
Total current liabilities	22,085	23,414
Long-term debt	29,010	27,141
Deferred income taxes	1,581	1,577
Postretirement benefit obligations other than pensions	108	111
Other liabilities	6,537	6,408
Shareowners’ equity	14,667	15,030
Total liabilities and shareowners’ equity	$73,988	$73,681
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Honeywell Q1’26 Results - 10

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$795	$1,467
Less: Net income from discontinued operations	—	171
Net income from continuing operations	795	1,296
Adjustments to reconcile net income from continuing operations to net cash (used for) provided by operating activities
Depreciation	134	126
Amortization	223	199
Gain on sale of non-strategic businesses and assets	(6)	(1)
Impairment of assets held for sale	263	15
Loss on debt extinguishment	239	—
Repositioning and other charges	68	43
Net payments for repositioning and other charges	(63)	(104)
Pension and other postretirement income	(167)	(144)
Pension and other postretirement benefit payments	(5)	(5)
Stock compensation expense	57	59
Deferred income taxes	(117)	(19)
Other	33	(221)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(447)	(424)
Inventories	(203)	(147)
Other current assets	(135)	29
Accounts payable	(289)	(132)
Accrued liabilities	(825)	(142)
Income taxes	(205)	(50)
Net cash (used for) provided by operating activities from continuing operations	(650)	378
Net cash provided by operating activities from discontinued operations	—	219
Net cash (used for) provided by operating activities	(650)	597
Cash flows from investing activities
Capital expenditures	(223)	(190)
Increase in investments	(194)	(351)
Decrease in investments	212	338
Receipts (payments) from settlements of derivative contracts	85	(125)
Cash paid for acquisitions, net of cash acquired	(5)	(5)
Proceeds from sale of business, net of cash transferred	6	—
Net cash used for investing activities from continuing operations	(119)	(333)
Net cash used for investing activities from discontinued operations	—	(38)
Net cash used for investing activities	(119)	(371)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	4,758	4,855
Payments of commercial paper and other short-term borrowings	(6,018)	(3,413)
Proceeds from issuance of common stock	170	42
Proceeds from issuance of long-term debt	—	46
Payments of long-term debt	(12,605)	(44)
Repurchases of common stock	(1,000)	(1,902)
Cash dividends paid	(781)	(732)
Pre-separation funding	15,835	—
Other	(92)	(32)
Net cash provided by (used for) financing activities	267	(1,180)
Effect of foreign exchange rate changes on cash and cash equivalents	(8)	44
Net decrease in cash and cash equivalents	(510)	(910)
Cash and cash equivalents at beginning of period	12,487	10,567
Cash and cash equivalents at end of period	$11,977	$9,657
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Honeywell Q1’26 Results - 11

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

As indicated herein, certain forward-looking non-GAAP financial measures are not reconciled because management cannot reliably predict or estimate certain items for the reasons specified herein with respect to each non-GAAP financial measure.
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Honeywell Q1’26 Results - 12

Honeywell International Inc.
Reconciliation of Organic Sales Percent Change
(Unaudited)

Three Months Ended March 31, 2026
Honeywell
Reported sales percent change	2%
Less: Impact of divestitures to the prior period	(3)%
Reported sales percent change, adjusted for impact of divestitures	5%
Less: Foreign currency translation	2%
Less: Acquisitions	1%
Less: Other	—%
Organic sales percent change	2%

Aerospace Technologies
Reported sales percent change	4%
Less: Impact of divestitures to the prior period	—%
Reported sales percent change, adjusted for impact of divestitures	4%
Less: Foreign currency translation	1%
Less: Acquisitions	—%
Less: Other	—%
Organic sales percent change	3%

Building Automation
Reported sales percent change	11%
Less: Impact of divestitures to the prior period	—%
Reported sales percent change, adjusted for impact of divestitures	11%
Less: Foreign currency translation	3%
Less: Acquisitions	—%
Less: Other	—%
Organic sales percent change	8%

Process Automation and Technology
Reported sales percent change	5%
Less: Impact of divestitures to the prior period	—%
Reported sales percent change, adjusted for impact of divestitures	5%
Less: Foreign currency translation	2%
Less: Acquisitions	9%
Less: Other	—%
Organic sales percent change	(6)%

Industrial Automation
Reported sales percent change	(11)%
Less: Impact of divestitures to the prior period	(15)%
Reported sales percent change, adjusted for impact of divestitures	4%
Less: Foreign currency translation	3%
Less: Acquisitions	—%
Less: Other	—%
Organic sales percent change	1%
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Honeywell Q1’26 Results - 13

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, adjusted for the impact of divestitures to the prior period, and excluding the impact on sales from foreign currency translation, acquisitions for the first 12 months following the transaction date, and certain other items that are unusual or non-recurring in nature. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for the forward-looking measure of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q1’26 Results - 14

Honeywell International Inc.
Reconciliation of Net Sales to Adjusted Net Sales
(Unaudited)
(Dollars in millions)

Twelve Months Ended December 31, 2025
Honeywell
Net sales	$37,442
Flexjet-related litigation matters[1]	312
Adjusted net sales	$37,754

1	For the twelve months ended December 31, 2025, reflects a $312 million impact to sales due to contra revenue accounting as a result of the settlement of the Flexjet-related litigation matters.

We define adjusted net sales as net sales less the sales impact of the Flexjet-related litigation matters. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
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Honeywell Q1’26 Results - 15

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit and Adjusted Segment Profit, Calculation of Operating Income, Segment Profit, and Adjusted Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2026	2025	2025
Operating income	$1,474	$1,721	$5,573
Stock compensation expense[1]	57	59	196
Repositioning, Other[2,3]	84	59	675
Pension and other postretirement service costs[4]	17	13	73
Amortization of acquisition-related intangibles[5]	153	135	570
Acquisition-related costs[6]	—	—	2
Divestiture-related costs[1]	75	—	—
ERP implementation costs[1]	6	—	—
Indefinite-lived intangible asset impairment[1]	—	—	44
Impairment of goodwill	—	—	724
Impairment of assets held for sale	263	15	270
Segment profit	$2,129	$2,002	$8,127
Flexjet-related litigation matters[7]	—	—	373
Adjusted segment profit	$2,129	$2,002	$8,500

Operating income	$1,474	$1,721	$5,573
÷ Net sales	9,143	8,925	37,442
Operating income margin %	16.1%	19.3%	14.9%
Segment profit	$2,129	$2,002	$8,127
÷ Net sales	9,143	8,925	37,442
Segment profit margin %	23.3%	22.4%	21.7%
Adjusted segment profit	$2,129	$2,002	$8,500
÷ Adjusted net sales	9,143	8,925	37,754
Adjusted segment profit margin %	23.3%	22.4%	22.5%

1	Included in Selling, general and administrative expenses.
2	Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges.
3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Included in Cost of products and services sold, Research and development expenses, and Selling, general and administrative expenses.
5	Included in Cost of products and services sold.
6	Included in Cost of products and services sold. Includes acquisition-related fair value adjustments to inventory.
7	For the twelve months ended December 31, 2025, reflects a $373 million impact to segment profit as a result of the settlement of the Flexjet-related litigation matters.
We define operating income as net sales less total cost of products and services sold, research and development expenses, selling, general and administrative expenses, impairment of goodwill, and impairment of assets held for sale. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We define adjusted segment profit, on an overall Honeywell basis, as segment profit excluding the segment profit impact of the Flexjet-related litigation matters. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We define adjusted segment profit margin, on an overall Honeywell basis, as adjusted segment profit divided by adjusted net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from
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Honeywell Q1’26 Results - 16

segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q1’26 Results - 17

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2026	2025	2025	2026(E)
Earnings per share of common stock from continuing operations - diluted[1]	$1.29	$1.97	$6.94	$8.88 - $9.18
Pension mark-to-market expense[2]	—	0.02	0.19	No Forecast
Amortization of acquisition-related intangibles[3]	0.19	0.15	0.67	0.75
Acquisition-related costs[4]	—	0.01	0.05	0.05
Divestiture-related costs[5]	0.31	0.04	0.72	No Forecast
Debt restructuring costs[6]	0.35	—	—	0.35
ERP implementation costs[7]	0.01	—	—	0.02
Impairment of assets held for sale[8]	0.31	0.02	0.32	0.31
Indefinite-lived intangible asset impairment[9]	—	—	0.07	—
Impairment of goodwill[10]	—	—	1.13	—
(Gain) loss on sale of business[11]	(0.01)	—	0.04	(0.01)
Gain related to Resideo indemnification and reimbursement agreement termination[12]	—	—	(1.25)	—
Adjustment to estimated future environmental liabilities[13]	—	—	0.25	—
Loss on settlement of divestiture of asbestos liabilities[14]	—	—	0.17	—
Flexjet-related litigation matters[15]	—	—	0.48	—
Adjusted earnings per share of common stock from continuing operations - diluted	$2.45	$2.21	$9.78	$10.35 - $10.65

1
For the three months ended March 31, 2026 and 2025, adjusted earnings per share utilizes weighted average shares of 638.4 million and 651.7 million, respectively. For the twelve months ended December 31, 2025, adjusted earnings per share utilizes weighted average shares of 642.8 million. For the twelve months ended December 31, 2026, expected earnings per share utilizes weighted average shares of approximately 639 million.

2
For the three months ended March 31, 2025, pension mark-to-market expense was $10 million, net of tax benefit of $4 million. For the twelve months ended December 31, 2025, pension mark-to-market was $123 million, net of tax benefit of $40 million.

3
For the three months ended March 31, 2026 and 2025, acquisition-related intangibles amortization includes $117 million and $102 million, net of tax benefit of $36 million and $33 million, respectively. For the twelve months ended December 31, 2025, acquisition-related intangibles amortization includes $432 million, net of tax benefit of $138 million. For the twelve months ended December 31, 2026, the expected adjustment for acquisition-related intangibles amortization includes approximately $480 million, net of tax benefit of approximately $115 million.

4
For the three months ended March 31, 2026 and 2025, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs was $2 million, net of tax benefit of $1 million, and $6 million, net of tax benefit of $2 million, respectively. For the twelve months ended December 31, 2025, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, was $35 million, net of tax benefit of $10 million. For the twelve months ended December 31, 2026, the expected adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs, is approximately $35 million, net of tax benefit of approximately $10 million.

5
For the three months ended March 31, 2026 and 2025, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction and separation costs, was $204 million and $23 million, net of tax benefit of $149 million and tax expense of $12 million, respectively. For the twelve months ended December 31, 2025, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, was $460 million, net of tax benefit of $61 million.

6
For the three months ended March 31, 2026, the adjustment for debt restructuring costs was $226 million, net of tax benefit of $70 million. For the twelve months ended December 31, 2026, the expected adjustment for debt restructuring costs is $226 million, net of tax benefit of $70 million.

7
For the three months ended March 31, 2026, the adjustment for ERP implementation costs was $5 million, net of tax benefit of $1 million. For the twelve months ended December 31, 2026, the expected adjustment for ERP implementation costs is approximately $15 million, net of tax benefit of approximately $5 million.

8
For the three months ended March 31, 2026 and 2025, the impairment charge of assets held for sale was $200 million, net of tax benefit of $63 million, and $15 million, without tax benefit, respectively. For the twelve months ended December 31, 2025, the impairment charge of assets held for sale was $209 million, net of tax benefit of $61 million. For the twelve months ended December 31, 2026, the expected impairment charge of assets held for sale is $200 million, net of tax benefit of $63 million.

9
For the twelve months ended December 31, 2025, the impairment charge of indefinite-lived intangible assets associated with the Industrial Automation reportable segment was $44 million, without tax benefit.

10	For the twelve months ended December 31, 2025, the impairment charge of goodwill associated with the Industrial Automation reportable segment was $724 million, without tax benefit.
11
For the three months ended March 31, 2026, the gain on sale of personal protection equipment business was $5 million, net of tax expense of $1 million. For the twelve months ended December 31, 2025, the adjustment for loss on sale of the personal protective equipment business was $28 million, net of tax benefit of $2 million. For the twelve months ended December 31, 2026, the expected gain on sale of personal protection equipment business is $5 million, net of tax expense of $1 million.

12	For the twelve months ended December 31, 2025, the gain related to the Resideo indemnification and reimbursement agreement termination was $802 million, without tax expense.
13	In the twelve months ended December 31, 2025, the Company enhanced its process for estimating environmental liabilities at sites undergoing active remediation, which led to earlier recognition of the estimated probable liabilities and an increase to estimated environmental liabilities. For the twelve months ended December 31, 2025, the adjustment to increase environmental liabilities was $161 million, net of tax benefit of $50 million.
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Honeywell Q1’26 Results - 18

14	For the twelve months ended December 31, 2025, the adjustment for loss on settlement of divestiture of asbestos liabilities was $112 million, net of tax benefit of $36 million.
15
For the twelve months ended December 31, 2025, the adjustment for the Flexjet-related litigation matters was $302 million, net of tax benefit of $71 million. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance.

We define adjusted earnings per share as diluted earnings per share from continuing operations adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense or the divestiture-related costs. The pension mark-to-market expense is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The divestiture-related costs are subject to detailed development and execution of separation restructuring plans for the announced separation of Honeywell from Honeywell Aerospace. We therefore do not include an estimate for the pension mark-to-market expense or divestiture-related costs. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q1’26 Results - 19

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025	Twelve Months Ended December 31, 2025
Cash provided by operating activities from continuing operations	$(650)	$378	$6,075
Capital expenditures	(223)	(190)	(986)
Spin-off and separation-related cost payments	552	3	116
Resideo indemnification and reimbursement agreement termination payment	—	—	(1,590)
Settlement of divestiture of asbestos liabilities	—	—	1,428
Settlement of Flexjet-related litigation matters	377	—	59
Free cash flow	$56	$191	$5,102
We define free cash flow as cash provided by operating activities from continuing operations less cash for capital expenditures and excluding spin-off and separation-related cost payments, the Resideo indemnification and reimbursement agreement termination payment, cash payment for settlement of divestiture of asbestos liabilities, and the cash payment for settlement of Flexjet-related litigation matters.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q1’26 Results - 20

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)
(Dollars in billions)

Twelve Months Ended December 31, 2026(E)
Cash provided by operating activities from continuing operations	~$4.4 - $4.7
Capital expenditures	~(1.3)
Spin-off and separation-related cost payments	~1.8
Settlement of Flexjet-related litigation matters	~0.4
Free cash flow	~$5.3 - $5.6
We define free cash flow as cash provided by operating activities from continuing operations less cash for capital expenditures and excluding spin-off and separation-related cost payments, the Resideo indemnification and reimbursement agreement termination payment, the cash payment for settlement of divestiture of asbestos liabilities, and the cash payment for settlement of Flexjet-related litigation matters.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.